FOR IMMEDIATE RELEASE
Forum Energy Technologies Announces CEO Succession
Houston, Texas, December 6, 2021 – Forum Energy Technologies, Inc. (NYSE: FET) today announced that as part of the company’s executive management succession planning process, its Board of Directors appointed Mr. Neal Lux as President and Chief Executive Officer, effective February 18, 2022. Mr. Lux currently serves as Executive Vice President and Chief Operating Officer. Mr. C. Christopher Gaut, the current Chairman, President and Chief Executive Officer, will become Executive Chairman at that time. The Board has also appointed Mr. Lux as a Class II director, effective February 18, 2022.
Cris Gaut commented, “It has been an honor to lead FET since its inception. I was pleased to recommend Neal’s appointment to the Board of Directors and I look forward to this next phase in our company’s journey. Neal joined FET as part of our investment in Global Tubing in 2013 and since that time he has gained the respect and trust of our Board of Directors and management. I have the highest level of confidence in the executive management team’s leadership and business judgment. I look forward to the continued growth and prosperity of the company under this team’s leadership.”
“I want to thank Cris for his distinguished leadership and the Board of Directors for its confidence in me,” said Neal Lux. “Cris has set a high standard of excellence and established a firm foundation from which we will grow FET’s product portfolio. I look forward to working together with FET’s management team to execute our business strategy and usher in the next generation of energy leaders. Together we will focus on developing our traditional energy equipment and grow our non-oil and gas portfolio, especially new energy products.“
Neal has held various operations roles of increasing responsibility with the Company and its subsidiaries, including Executive Vice President - Operations; Senior Vice President - Completions; Managing Director - Global Tubing; and President - Global Tubing. He holds a B.S. in Industrial Engineering from Purdue University.

FET (Forum Energy Technologies) is a global company, serving the oil, natural gas, industrial and renewable energy industries. FET provides value added solutions that increase the safety and efficiency of energy exploration and production. We are an environmentally and socially responsible company headquartered in Houston, TX with manufacturing, distribution and service facilities strategically located throughout the world. For more information, please visit www.f-e-t.com.
Company Contact
Lyle Williams
Executive Vice President and Chief Financial Officer
713.351.7920
Lyle.Williams@f-e-t.com